Exhibit 99.4

COMPANY CONTACT:	Tony M. Shelby
Chief Financial Officer
(405) 235-4546

KCSA CONTACT:	Leslie A. Schupak/Joe Mansi
(212) 682-6300, ext. 205/207

March 14, 2006

AMEX: LXU

LSB Industries, Inc. Announces Completion

of $18 Million Convertible Debentures Offering

Oklahoma City, Oklahoma . . . . March 14, 2006. . . . . LSB Industries, Inc. (AMEX: “LXU”) today announced the pricing and closing of the sale of $18 million aggregate principal amount of its 7% Convertible Senior Subordinated Debentures due 2011 (“Debentures”) in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The Debentures will bear interest at a rate of 7% per annum. The Debentures are convertible in whole or in part into shares of LSB common stock prior to their maturity on March 1, 2011. At any time prior to September 1, 2006, and on or after March 1, 2009, the conversion rate is $8.00 per share. During the period from September 1, 2006 to February 28, 2009, the conversion rate changes every six months, starting at $7.08 per share and ending at $7.74 per share. On and after March 1, 2009, the conversion rate is $8.00 per share.

The Debentures may be redeemable by LSB beginning March 1, 2009, under certain conditions. The redemption price is payable at LSB’s option in cash or, subject to certain conditions, in shares of LSB’s common stock. At maturity, LSB may elect to pay up to one-half of the principal amount of the Debentures, plus accrued and unpaid interest due thereon at maturity, in shares of LSB common stock under certain conditions.

LSB intends to use the net proceeds of the offering to repay or purchase LSB’s debt or debt of its subsidiaries, and the balance, if any, for general corporate purposes.

The Debentures and the common stock issuable upon conversion of the Debentures have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws. The investors have certain registration rights covering the Debentures and the shares of common stock issuable upon conversion of the Debentures. This press release shall not constitute an offer to sell or solicitation of an offer to buy Debentures and is issued pursuant to Rule 135c under the Act.

(continued)

LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.

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